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                                                                    EXHIBIT 10.1

                                    EXECUTIVE
                                CHANGE IN CONTROL
                          SEVERANCE BENEFITS AGREEMENT

         THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the "AGREEMENT") is entered into this___ day of___ , 1996 between ("Executive") and VLSI TECHNOLOGY, INC., a Delaware corporation (the "COMPANY"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.

         Certain capitalized terms used in this Agreement are defined in Article VI.

         The Company and Executive hereby agree as follows:

                                    ARTICLE I

                            EMPLOYMENT BY THE COMPANY

         1.1 Executive is currently employed as an executive of the Company.

         1.2 This Agreement shall remain in full force and effect so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles II through VII shall survive any termination for the longer of (i) years from the date of the Agreement or (ii) years following a Covered Termination (as hereinafter defined).

         1.3 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that there is a Change in Control or Executive's employment with the Company terminates following a Change in Control under the circumstances described in Article II of this Agreement.

         1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company and Executive's execution of the general waiver and release described in Section 3.2.

         1.5 This Agreement shall not supersede or affect any other agreements relating to Executive's employment or severance, or a change in control of the Company, excepting only the Management Continuity Agreement between the Company and Executive.
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                                   ARTICLE II
                               SEVERANCE BENEFITS

         2.1 ENTITLEMENT TO SEVERANCE BENEFITS. If Executive's employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within twenty-four (24) months following a Change in Control, the termination of employment will be a Covered Termination and the Company shall pay Executive the compensation and benefits described in this Article II. If Executive's employment terminates, but not due to an Involuntary Termination or a Voluntary Termination for Good Reason within twenty-four (24) months following a Change in Control, then the termination of employment will not be a Covered Termination and Executive will not be entitled to receive any payments or benefits under this Article II.

         Payment of any benefits described in this Article II shall be subject to the restrictions and limitations set forth in Article III.

         2.2 LUMP SUM SEVERANCE PAYMENT. Within thirty (30) days following a Covered Termination, Executive shall receive a lump sum payment equal to ___ ______________________ of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes.

         2.3 STOCK OPTIONS. In accordance with Section 4. 3, certain stock options held by the Executive may become fully vested and exercisable upon a Change in Control (regardless of whether a Covered Termination occurs) and the period of time following a Covered Termination may be extended.

         2.4 WELFARE BENEFITS. Following a Covered Termination, Executive and his covered dependents will be eligible to continue their Welfare Benefit coverage under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to Executive) as in effect immediately prior to the Covered Termination, for the years following the Covered Termination.

         With respect to any Welfare Benefits provided through an insurance policy, the Company's obligation to provide such Welfare Benefits following a Covered Termination shall be limited by the terms of such a policy; provided that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage described in this Section 2.4, and (ii) if a policy providing health benefits is not amended to provide the continued benefits described in this Section 2.4, the Company shall pay for the cost of comparable replacement coverage (or Medigap insurance if Executive qualifies for Medicare) until the end of the year period following the Covered Termination.

         The Company shall reimburse Executive for any income tax liability due as a result of the provision of Welfare Benefits under this Article II (and as a result of any payments due under this paragraph) in order to put Executive in the same after-tax position as if no taxable Welfare Benefits had been provided.
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This Section 2.4 is not intended to affect, nor does it affect, the rights of
Executive, or Executive's covered dependents, under any applicable law with respect to health insurance continuation coverage.

         2.5 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.

                                   ARTICLE III
                     LIMITATIONS AND CONDITIONS ON BENEFITS

         3.1 WITHHOLDING OF TAXES. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

         3.2 EMPLOYEE AGREEMENT AND RELEASE PRIOR TO RECEIPT OF BENEFITS. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, Executive shall, as of the date of a Covered Termination, execute an employee agreement and release in the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information agreement. It is understood that Executive has twenty-one (21) days to consider whether to execute such employee agreement and release and Executive may revoke such employee agreement and release within seven (7) business days after execution of such employee agreement and release. In the event Executive does not execute such employee agreement and release within the twenty-one (21) day period, or if Executive revokes such employee agreement and release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

                                   ARTICLE IV
                            OTHER RIGHTS AND BENEFITS

         4.1 NONEXCLUSIVITY. Nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.
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         4.2 PARACHUTE PAYMENTS. In the event that any amount or benefit received or to be received by Executive pursuant to this Agreement (other than payment pursuant to this Section 4.2) would constitute an "excess parachute payment" subject to excise tax under Section 4999 of the Code, the Company shall pay to Executive the amount of any such excise tax; provided, however, that no payment shall be made under this Section 4.2 to the extent that it would reduce Executive's after-tax income.

         4.3 STOCK OPTIONS. Company shall take all actions necessary to amend all stock option agreements evidencing outstanding stock options granted to
Executive: (i) to provide for full vesting of stock options upon a Change in Control, (ii) to permit Executive to exercise any vested options following his termination of service to the Company as an employee or consultant for up to three (3) months (or such longer period as may currently apply) and (iii) to permit Executive to exercise the options for at least the twelve (12) months following a Covered Termination. Notwithstanding the foregoing, the Company shall not amend a stock option agreement to the extent that an amendment would result in a charge to earnings for the Company, would adversely affect Executive's financial position, or cause Executive to be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

                                    ARTICLE V
                           NON-ALIENATION OF BENEFITS

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

                                   ARTICLE VI
                                   DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings set forth

         6.1 "AGREEMENT" means this Executive Change in Control Severance Benefits Agreement.

         6.2 "ANNUAL BASE PAY" means Executive's annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding
(i) the Change in Control or (ii) the Covered Termination, whichever is greater.

         6.3 "ANNUAL BONUS" means the greater of (i) Executive's most recent actual annual cash incentive bonus for fiscal years of the Company preceding the year in which the Change in Control occurs or in which Executive's employment terminates following the occurrence of a Change in Control, whichever is greater, or (ii)
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Executive's projected or estimated annual cash incentive bonus for the fiscal year of the Company in which termination of employment occurs.

         6.4 "CHANGE IN CONTROL" means the consummation of any of the following transactions:

         (a) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company's assets;

         (b) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 25% or more of the Company's outstanding Common Stock; or

         (c) a change in the composition of the Board of Directors of the Company within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either:

         (A) are directors of the Company as of the date hereof;

         (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

         (C) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

         Notwithstanding the foregoing, "Incumbent Directors" shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

         6.5 "COMPANY" means VLSI Technology, Inc., a Delaware corporation, and any successor thereto.
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         6.6 "COVERED TERMINATION" means an Involuntary Termination or a
Voluntary Termination for Good Reason within twenty-four (24) months following a Change in Control. No other event shall be a Covered Termination for purposes of this Agreement.

         6.7 "INVOLUNTARY TERMINATION" means Executive's dismissal or discharge by the Company (or, if applicable, by the successor entity) for reasons other than fraud, misappropriation or embezzlement on the part of Executive which resulted in material loss, damage or injury to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for one of these reasons, unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive's counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in the immediately preceding sentence and specifying the particulars thereof in detail.

         The termination of an Executive' s employment would not be deemed to be an "Involuntary Termination" if such termination occurs as a result of the death or disability of Executive.

         6.8 "VOLUNTARY TERMINATION FOR GOOD REASON" means that the Executive voluntarily terminates his employment after any of the following are undertaken without Executive's express written consent:

         (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment as in effect immediately prior to a Change in Control of the Company; a change in Executive's titles or offices as in effect immediately prior to a Change in Control of the Company; any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment by Executive other than Voluntary Termination for Good Reason;

         (b) a reduction by the Company in Executive's Annual Base Pay;

         (c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of a Change in Control of the Company (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of a Change in Control of the Company, provided, however, that Executive may not terminate for Good Reason following a Change in Control of the Company if the Company offers a range of benefit plans
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and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by Executive;

         (d) a relocation of Executive, or the Company's principal executive offices if Executive's principal office is at such offices, to a location more than fifteen (15) miles from the location at which Executive performed Executive's duties prior to a Change in Control of the Company, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations at the time of a Change in Control of the Company;

         (e) any breach by the Company of any provision of this agreement; or

         (f) any failure by the Company to obtain the assumption of this agreement by any successor or assign of the Company.

         6.9 "WELFARE BENEFITS" means benefits providing for coverage or payment in the event of Executive's death, disability, illness or injury that were provided to Executive immediately before a Change in Control, whether taxable or nontaxable and whether funded through insurance or otherwise.

                                   ARTICLE VII
                               GENERAL PROVISIONS

         7.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

         7.2 NOTICES. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company's payroll records.

         7.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         7.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
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         7.5 COMPLETE AGREEMENT. This Agreement, including Exhibit A and other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

         7.6 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Compensation Committee of the Company's Board of Directors.

         7.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         7.8 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         7.9 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

         7.10 ATTORNEY FEES. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover his reasonable attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action.

         7.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

         7.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

         7.13 CONSTRUCTION OF PLAN. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

VLSI TECHNOLOGY, INC., A DELAWARE CORPORATION

By:
   --------------------------
Name:
     ------------------------          ------------------------------
Title:
      -----------------------

Exhibit A: Employee Agreement and Release
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                                    EXHIBIT A
                         EMPLOYEE AGREEMENT AND RELEASE

I UNDERSTAND AND AGREE COMPLETELY TO THE TERMS SET FORTH IN THE
FOREGOING-AGREEMENT.

         I hereby confirm my obligations under the Company's standard form of proprietary information agreement.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company's Indemnification Agreement.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do
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not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (C) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier);
(D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

                                       By:
                                          ---------------------------

                                       Date:
                                            -------------------------